Exhibit 16.1

May 2, 2018

Securities and Exchange Commission

100 F Street NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the section under the heading “Changes in Registrant’s Certifying Accountant” included in the Form 8-K of Amesite Inc. to be filed on or about May 2, 2018 and agree with the statements contained therein as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Respectfully submitted,

/s/ Raich Ende Malter & Co. LLP

New York, New York